Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of 23andMe Holding Co. (the “Company,” “we,” “us,” and “our”) securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the Certificate of Incorporation of the Company (the “Certificate of Incorporation”) and the Amended and Restated Bylaws of the Company (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. The terms of these securities also may be affected by the Delaware General Corporation Law (the “DGCL”).

Authorized Capital Stock

We are authorized to issue a total of 1,500,000,000 shares of capital stock consisting of (a) 1,490,000,000 shares of common stock, of which (i) 1,140,000,000 shares are designated Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and (ii) 350,000,000 shares are designated Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). Our Class A Common Stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the trading symbol “ME.”

Class A Common Stock

Voting

Each outstanding share of Class A Common Stock is entitled to one (1) vote per share on all matters submitted to a vote of our stockholders, provided, however, that, except as otherwise required in the Certificate of Incorporation, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any Preferred Stock, the holders of Class A Common Stock will not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one (1) or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one (1) or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designation relating to any series of the Company’s Preferred Stock) or pursuant to the DGCL. Holders of Class A Common Stock do not have cumulative voting rights.

Dividends

Subject to the preferences that may be applicable to any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably on a per share basis such dividends and other distributions in cash, stock, or property of the Company as may be declared by our Board of Directors (the “Board”) from time to time out of the legally available assets or funds of the Company; provided, however, that (i) no dividend may be declared or paid on shares of any class of Common Stock unless the same dividend with the same record date and payment date is declared and paid on the shares of all classes of Common Stock, and (ii) that in the event a dividend is paid in the form of shares of Common Stock (or rights to acquire such shares), then the holders of Class A Common Stock will receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and the holders of Class B Common Stock will receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with the holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, the same number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the holders of Class B Common Stock may receive a dividend in the form of shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock (as the case may be), if such dividend is received by the holders of all Common Stock.

Liquidation and Dissolution

Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, upon our voluntary or involuntary liquidation, dissolution or winding up, holders of Common Stock are entitled to receive ratably all assets of the Company available for distribution to its stockholders after payment of our debts and other liabilities and any amounts due to the holders of our Preferred Stock.

Other Rights and Restrictions

Holders of Common Stock have no preemptive or subscription rights contained in the Certificate of Incorporation or in the Bylaws. There are no redemption or sinking fund provisions applicable to our Common Stock. Our Board may authorize the issuance of Preferred Stock with voting, conversion, dividend, liquidation, and other rights that may adversely affect the rights of the holders of our Common Stock.

As of the date of the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, 256,405,630 shares of Class A Common Stock are issued and outstanding.

Class B Common Stock

Voting

Each outstanding share of Class B Common Stock is entitled to ten (10) votes per share on all matters submitted to a vote of our stockholders, provided, however, that, except as otherwise required in the Certificate of Incorporation, as provided by law or by the resolution(s) or any certificate of designation providing for the issuance of any Preferred Stock, the holders of Class B Common Stock will not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one (1) or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one (1) or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designation relating to any series of the Company’s Preferred Stock) or pursuant to the DGCL. Holders of Class B Common Stock do not have cumulative voting rights.

Dividends

See “Class A Common Stock – Dividends” above for information regarding dividend and other distribution rights of holders of Class B Common Stock.

Transfers

Pursuant to the Certificate of Incorporation, holders of Class B Common Stock are generally restricted from transferring such shares, other than to another Class B Common Stockholder or a Permitted Entity (each as defined in the Certificate of Incorporation).

Mandatory Conversion

Each share of Class B Common Stock will be automatically converted into an equal number of fully paid and nonassessable shares of Class A Common Stock upon any Transfer (as defined in the Certificate of Incorporation) of such shares of Class B Common Stock, except for a Transfer to a Permitted Entity (as defined in the Certificate of Incorporation).

Optional Conversion

Holders of Class B Common Stock may also elect to convert into an equal number of fully paid and nonassesable shares of Class A Common Stock at their option. As of the date of the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, 192,767,491 shares of Class B Common Stock are issued and outstanding.

Preferred Stock

Under our Certificate of Incorporation, we are authorized to issue up to 10,000,000 shares of Preferred Stock, in one (1) or more series with the designations and the relative voting, dividend, liquidation, conversion, redemption, and other rights and preferences fixed by the Board.

As of the date of the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, no shares of Preferred Stock are issued and outstanding.

Certain Anti-Takeover Provisions of Our Certificate Incorporation and Bylaws

The following is a summary of certain provisions of our Certificate of Incorporation and Bylaws that may have the effect of delaying, deterring, or preventing hostile takeovers or changes in control or management of the Company. Such provisions could deprive our stockholders of opportunities to realize a premium on their stock. At the same time, these provisions may have the effect of inducing any persons seeking to acquire or control us to negotiate terms acceptable to our Board.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq require stockholder approval of certain issuances equal to or exceeding twenty percent (20%) of the then-outstanding voting power or then-outstanding number of shares of Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Common Stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.

Undesignated Preferred Stock

The Company’s Certificate of Incorporation authorizes our Board to issue shares of Preferred Stock and set the voting powers, designations, preferences, and other rights related to that Preferred Stock without stockholder approval. Any such designation and issuance of shares of Preferred Stock could delay, defer, or prevent any attempt to acquire or control us.

Dual-Class Common Stock

As described above, our Certificate of Incorporation provides for a dual-class common stock structure, pursuant to which holders of our Class B Common Stock have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A Common Stock and Class B Common Stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. Holders of Class B Common Stock, including current investors, executives, and team members, have the ability to exercise significant influence over those matters.

Staggered Board

Our Certificate of Incorporation and Bylaws provide for the division of our Board into three (3) classes as nearly equal in size as possible with staggered three (3)-year terms. The classification of the Board could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

Vacancies on the Board of Directors; Removal of Directors

Our Certificate of Incorporation and our Bylaws provide that, subject to any rights of holders of our Preferred Stock, any vacancies in our Board for any reason will be filled only by a majority of our directors remaining in office, and directors so elected will hold office until the next election of directors. The inability of our stockholders to fill vacancies on the Board may make it more difficult to change the composition of our Board. Additionally, our Certificate of Incorporation and Bylaws provide that a director may be removed from office by our stockholders only for cause and only by the affirmative vote of the holders of not less than two-thirds (66.7%) of all of the outstanding shares of capital stock entitled to vote.

No Cumulative Voting

Our Certificate of Incorporation and Bylaws do not provide for cumulative voting. Accordingly, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. As a result, subject to the voting rights, of which there currently are none, of any outstanding Preferred Stock, persons who hold more than fifty percent (50%) of the outstanding Common Stock entitled to elect members of our Board can elect all of the directors who are up for election in a particular year.

No Stockholder Action by Written Consent

Under the Certificate of Incorporation, the Company’s stockholders are required to take action at an annual or special meeting of the stockholders. Stockholders may not take action by written consent. This provision may have the effect of delaying or preventing hostile stockholder action designed to effect a change in control of the Company.

No Stockholder Right to Call Special Meeting

Except as may be otherwise required by law, and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of stockholders may be called only a majority of the Board, the Chairman of the Board, or the Chief Executive Officer of the Company. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place, and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

Advance Notification of Stockholder Nominations and Proposals

Our Bylaws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must meet specified procedural requirements. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

Amendment to Certificate of Incorporation and Bylaws

Our Certificate of Incorporation provides that all provisions therein may be altered, amended, or repealed only by the affirmative vote of the holders of at least two-thirds (66.7%) in voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Additionally, the Certificate of Incorporation provides that the authorized number of shares of any class of stock may only be increased or decreased (but not below the number of shares thereof then-outstanding) by the affirmative vote of at least two-thirds (66.7%) of the voting power of the stock entitled to vote thereon.

The Bylaws may be amended, altered, or repealed (a) by the affirmative vote of a majority of the Board or (b) in addition to any vote of the holders of any class or series of capital stock of the Company required by law or the Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (66.7%) of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

Business Combinations

Under the Certificate of Incorporation, the Company opted out of Section 203 of the DGCL and therefor is not subject to Section 203. However, the Certificate of Incorporation contains similar provisions providing that the Company may not engage in certain “business combinations” with any “interested stockholder” for a three (3)-year period following the time that the stockholder became an interested stockholder, unless (i) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty five percent (85%) of the Company’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or (iii) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds (66.7%) of the outstanding voting stock of the Company that is not owned by the interested stockholder.

A “business combination” includes a merger, asset, or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three (3) years owned, fifteen percent (15%) or more of the Company’s voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three (3)-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Certificate of Incorporation provides that the term “interested stockholder” does not include any person whose ownership of shares in excess of the fifteen percent (15%) limitation is the result of any action taken solely by the Company; provided, that any such person will be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Company, except as a result of further corporate action not caused, directly or indirectly, by such person.